Exhibit 21(a)
PPL Corporation
Subsidiairies of the Registrant
At December 31, 2009

Company Name	State or Jurisdiction of
Business Conducted under Same Name	Incorporation/Formation

PPL Electric Utilities Corporation	Pennsylvania

PPL Energy Funding Corporation	Pennsylvania

PPL Energy Supply, LLC	Delaware

PPL Investment Corporation	Delaware

PPL Global, LLC	Delaware

PMDC International Holdings, Inc.	Delaware

PPL EnergyPlus, LLC	Pennsylvania

PPL Generation, LLC	Delaware

PPL Susquehanna, LLC	Delaware

PPL UK Holdings, LLC	Delaware

PPL UK Resources Limited	United Kingdom

Western Power Distribution Holdings Limited	United Kingdom

PPL Montana Holdings, LLC	Delaware

PPL Montana, LLC	Delaware